Exhibit 99.1

News Release

Analyst and Media Contact:

Dan Meziere

(972) 855-3729

Atmos Energy Corporation Names

John C. Ale to Board of Directors

DALLAS (June 1, 2022)-Atmos Energy Corporation (NYSE: ATO) announced today that John C. Ale has been elected to its board of directors. His election, effective June 1, 2022, will increase the size of the board to 11 directors.

Ale was formerly Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company, an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production and marketing.

Ale has over 30 years’ experience in the energy industry, including Vice President and General Counsel of Occidental Petroleum Corporation from April 2012 to November 2013, and he served as external counsel to the industry as a partner with Skadden, Arps, Slate, Meagher & Flom LLP since 2002. Previously, Ale was a partner with Vinson & Elkins LLP.

“John is an excellent addition to our Board. He has extensive experience in the energy sector as well as significant knowledge of environmental, social, and governance issues relating to the industry. As General Counsel, he participated in the development of Southwestern Energy Company’s cyber security policy and was regularly involved in management, Audit Committee, and Board of Directors’ discussions of cyber matters. John will be a significant asset to our Board,” said Kim R. Cocklin, Chairman of the Board of Atmos Energy.

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.